Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of December 19 , 2005

between

SPECTRAL DIAGNOSTICS INC.

and

NANOGEN, INC.

and

SYNX PHARMA, INC.

i

(continued)

(continued)

(continued)

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of December 19, 2005 (the “Agreement”), between SynX Pharma, Inc., a corporation formed under the Business Corporation Act (Ontario) (“Subsidiary”), Nanogen, Inc., a Delaware corporation (“Parent”) and Spectral Diagnostics Inc., a corporation formed by amalgamation under the Business Corporation Act (Ontario) (“Seller”).

WHEREAS, the Seller Group (as defined below) are engaged through Seller’s (i) Cardiac Products Division in the business of the research, development, manufacture, testing and distribution of rapid cardiac immunoassay tests, and (ii) Primecare Division in the business of the development and manufacture of plasma separation and collection membranes, cartridges and other plasma separation products; and

WHEREAS, the parties desire that the Seller Group sell, assign, transfer, convey and deliver to Subsidiary and/or such Affiliates of Subsidiary as Subsidiary may designate in writing to Seller not less than three Business Days prior to the Closing (“Buyer”), and that Buyer purchase and acquire from the Seller Group, all of the right, title and interest of the Seller Group in and to the Purchased Assets (as hereinafter defined), and that Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in connection with, and contemporaneously with, the execution and delivery of this Agreement by Seller, certain of Seller’s officers, directors and stockholders will enter into voting agreements with Parent with respect to among other things the agreement to vote in favor of the approval of the transaction described herein at the Seller Meeting (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings:

“Accounts Receivable” means (a) any trade accounts receivable and other rights to payment from customers Related to the Business and (b) any other account or note receivable Related to the Business, together with, in each case, the full benefit of any security interest of any member of the Seller Group in respect thereof.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment, the Trademark Assignment, the Copyright Assignment, the Patent Licenses, the Amendment, the Transition Services Agreement and the other agreements, instruments and documents delivered at the Closing.

“Authorization” means any authorization, approval, consent, certificate, license, permission, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Books and Records” means, in whatever form comprised and to the extent Related to the Business, (i) originals of all (a) files and laboratory notebooks, (b) design history files, device master records, research and development reports, product and component specifications, formulations and designs, plans, drawings, technical and design manuals, engineering records, lot records, flow diagrams, quality control or quality assurance records and data, software instrument, reagent and equipment validations, standard operating procedures, audits or assessments, testing results, manufacturing process reports, and other documentation relating to the manufacture, supply, testing, labeling or packaging of Products or Reagents; (c) correspondence and documentation relating to FDA Authorizations or required by FDA Regulations (including study protocols, study plans, pre-clinical and clinical study test results and data, and investigator and study site lists and contact reports, studies and bibliography of published reports relied upon to demonstrate safety and effectiveness, quality system certificates, pre-market submissions and applications, CE dossiers, annual certifications for renewal, recall procedures); (d) books and records relating to Seller IP, including copies of all software, source code, software documentation, development records and licenses; and (e) employee and personnel records of the Transferred Employees; and (ii) copies of all books, documents or records including (x) books of account, general, financial, warranty and shipping records, invoices, supplier lists, pricing lists, maintenance, operating and production records; and (y) current and prospective customer lists and records, credit records of customers, customer marketing records call lists or similar materials, market research, marketing and media plans, advertising and promotional materials.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Diego, California, USA or Toronto, Ontario, Canada are authorized or required by Law to close.

“Business” means the research, development, manufacture, production, design, marketing, distribution and sale of (i) assays for the detection of biological markers associated with cardiovascular disease, including the Cardiac STATUS™, Decision Point™ and iLynx™ product lines of the Seller Group, but excluding the urinary Myoglobin test (uMyo); (ii) the Reagents; (iii) plasma separation and collection membranes cartridges and other plasma separation products, including hydrophilic polymeric membranes; and (iv) analytical tests using, incorporating or otherwise associated with the Alladin patents (identified on Schedule 1.1 hereto) or technologies.

“Business Employee” means any individual employed by any member of the Seller Group in or in connection with the Business.

“Circular” means the management information circular and notice of Seller Meeting, including all schedules and exhibits thereto, to be sent to Seller Shareholders in connection with the Seller Meeting.

“Common Stock” means the common stock of Parent.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales or purchase orders.

“Employee Claims” means any Liability for any employment related claims, including claims involving, alleging or arising out of wrongful dismissal or constructive discharge, discrimination or sexual harassment by any member of the Seller Group (or their officers, directors, employees or agents), pay equity, workplace safety and insurance, worker’s compensation, occupational health and safety, labor relations or employment standards; in each case, whether such claims are known or unknown, threatened or pending, arise out of the transactions contemplated hereby or otherwise.

“Employment Contracts” means each written employment Contract including retention agreements, between Seller, on the one hand, and a Business Employee, on the other hand.

“Environmental Laws” means any and all applicable Laws and Authorizations issued or promulgated by any Governmental Entity relating to the environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted.

“Environmental Liabilities” means any Liability arising out of (a) the ownership or operation of the Business or ownership of the Leased Real Property at any time on or prior to the Closing, or (b) the operation or condition of Leased Real Property in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

“Environmental Permit” means any Authorization or order under Environmental Law.

“Equipment” means machinery, clinical laboratory instrumentation, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment and computers in each case (i) listed on Schedule 1.2, (ii) primarily used in the Business as presently conducted or (iii) necessary to support the Business as presently conducted and as to be conducted post-Closing

(assuming the Business is conducted on the same basis as it is conducted prior to Closing).

“Excluded Inventory” means the Inventory listed on Schedule 1.3, as updated pursuant to Section 6.10.

“FDA Authorities” means the United States Food and Drug Administration, Canadian Department of Health (“Health Canada”), China State Food and Drug Administration, applicable Notified Bodies in the European Union and any other similar regulatory authority or certification body in any jurisdiction (whether federal, state, provincial, territorial, or local, governmental or non-governmental).

“FDA Authorizations” means all Authorizations issued or administered by any FDA Authority.

“FDA Regulations” means all rules, regulations, directives, decrees, protocols, codes, guidelines, interpretations, policies, Authorizations or Laws (including the US Food Drug and Cosmetic Act and the Food and Drugs Act of Canada) issued or administered by any FDA Authority, including those relating to investigational use, investigational device exemption, premarket notification, premarket approval, approval, 501(k) clearance, good clinical and good laboratory practices, good manufacturing practices, record keeping, filing of reports, packaging, labeling, testing, advertising, problem and complaint investigations and handling, and patient medical record security.

“GAAP” means generally accepted accounting principles as defined from time to time by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants, as they exist on the date of this Agreement.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, provincial, state, local, or municipal government of Canada, the United States or any other foreign, international, multinational or other governmental body, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic, poisonous, corrosive or words of similar import, under any Environmental Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Insolvent” means, with respect to any Person, that (i) the sum of the debts and other probable Liabilities of such Person exceed the present fair saleable value of such Person’s assets; or (ii) such Person will not be able to pay its Liabilities as they become due in the usual course of its business, or (iii) such Person will have an unreasonably small capital with which to conduct its present or proposed business.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts, Reagents and other inventories Related to the Business, wherever located and in whoever’s possession, including Inventory held by, or in transit to or from, any supplier, distributor, sales agent, or consignee.

“Key Employees” means David Ray and Garth Styba.

“Knowledge” of Seller or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of each member of the Seller Group and any of the Persons listed on Schedule 1.4, after reasonable inquiry of the Persons employed by the Seller’s Group having responsibility for, and knowledge of, the applicable subject matter.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, and whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured.

“Lien” means any mortgage, lien, pledge, charge, security interest, adverse claim, title retention, conditional sale, or other encumbrance.

“NNM” means the NASDAQ Stock Market Inc.’s National Market.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Parties” means Seller, Buyer, Parent and any other Person who may become a party to this Agreement.

“PBM Settlement” means the Restructuring Agreement among Spectral Diagnostics Inc., Carepoint Cardiac Corporation and Princeton Biomeditech Corporation dated July 30, 2002.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Product” means any product, currently or formerly, under development, developed, manufactured, tested, marketed, sold, distributed, shipped, licensed, commercialized by the Business or otherwise Related to the Business.

“Reagents” means (i) all reagents and human or other samples, including those used in the processes for testing, development, production or purification of reagents (including reagents used in developing NTproBMP), or used in assays, including biological markers, labeled and unlabeled monoclonal and polyclonal antibodies, calibrators, controls and cell lines (including hybridoma and recombinant proteins, plasmids and expression systems), recombinant proteins and their isoforms and amplification systems used in assays and (ii) the genebank and patient sample bank.

“Related to the Business” means used, held for use or acquired or developed for use in the Business or otherwise relating to, or arising out of, the operation or conduct of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the environment.

“Required Seller Vote” means approval of the transactions contemplated by this Agreement by the requisite number of the votes cast by Seller Shareholders at the Seller Meeting, in person or by proxy.

“Retained Names” means “Spectral”, “Spectral Diagnostics” or any name, logo, domain name, or trademark that includes “Spectral”, any variation and derivatives thereof and any other logos or trademarks of the Seller Group not assigned pursuant to the Trademark Assignment or otherwise exclusively Related to the Business.

“Retained Reagents” means the Reagents listed on Schedule 1.5.

“SEC” means the United States Securities and Exchange Commission.

“Seller Group” means Seller and its Affiliates (including Spectral Diagnostics (US), Inc., Spectral Europe GmbH, Deltapoint Cardiac Diagnostics, Inc., and Primecare BV).

“Seller Group Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which any member of the Seller Group is a party or bound or in which the Business Employees participate or under which any member of the Seller Group has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of Business Employees or former employees of the Business, directors or officers of any member of the Seller Group, or other individuals providing services to any member of the Seller Group relating to the Business of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons).

“Seller Meeting” means the special meeting of Seller Shareholders, including any adjournment thereof, to be called for the purpose of obtaining the Required Seller Vote.

“Seller Shareholders” means the holders of voting shares in the capital stock of Seller.

“Tax” or “Taxes” means any and all federal, state, provincial, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, health insurance and Canada, Quebec and other government pension plan premiums or contributions or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, election, notice, report, claim for refund, or information return, statement and other document (whether in tangible, electronic or other form) relating to Taxes, including any schedule, appendix, exhibit or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Troponin I Patents” means the patents set forth on Schedule 1.6 hereto.

“Troponin I Single Chain” means the unique recombinant fusion protein in which the N-terminal fragment of Troponin I is fused to Troponin C to mimic endogenous native Troponin, protected by the Troponin I Patents.

“$” means United States dollars and “C$” means Canadian dollars.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause each other relevant member of the Seller Group to, sell, assign, transfer, convey and deliver to Buyer and Buyer or such Affiliate shall purchase, acquire and accept from the Seller Group, free and clear of Liens, the entire right, title and interest of Seller and each other member of the Seller Group in, to and under all of the assets, properties and rights of every kind and description, personal and mixed, tangible and intangible, wherever situated, that are Related to the Business other than the Excluded Assets (the “Purchased Assets”). The Purchased Assets include the following assets, properties and rights:

(a) all Inventory other than Excluded Inventory;

(b) all Equipment;

(c) all Seller IP including rights to the cardiacstatus domain name;

(d) (i) all Contracts Related to the Business, that are approved by Buyer and set forth on Schedule 2.1(d) of the Agreement, which schedule the Buyer has the right to update at any time prior to Closing, (ii) all In-Bound Licenses, Work Product Agreements and Non-Disclosure Agreements Related to the Business, and (iii) Contracts Related to the Business entered after the date of this Agreement in accordance with the provisions of this Agreement including Section 6.2 hereof (the “Assigned Contracts”);

(e) all Accounts Receivable;

(f) all Business Authorizations;

(g) all Books and Records;

(h) all claims, causes of action, general intangibles, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the Purchased Assets or the Assumed Liabilities;

(i) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;

(j) the benefit of all non-competition and confidentiality agreements or undertakings to the extent related to the Purchased Assets or the Business;

(k) all goodwill of the business as going concern.

2.2 Excluded Assets. The Purchased Assets do not include, and no member of the Seller Group is selling, assigning, transferring, conveying or delivering, and neither

Buyer nor any Affiliate of Buyer is purchasing, acquiring or accepting from any member of the Seller Group, any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):

(a) subject to Section 2.1(d) and (k) of this Agreement, all cash, cash equivalents and bank accounts of the Seller Group;

(b) all Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(c) all Excluded Inventory;

(d) All real property (except to the extent any Equipment comprises a fixture) and real property leases;

(e) the corporate seals, articles of incorporation, by-laws, minute books, share books, Tax Returns, or other records having to do with the corporate organization of any member of the Seller Group;

(f) all Policies and, subject to Section 2.1(i) hereof, all rights and benefits thereunder;

(g) the Employment Contracts (subject to Section 2.1(j));

(h) the Troponin I Patent on Troponin I Single Chain (except to the extent of any licenses granted to Buyer or its Affiliates);

(i) the Retained Names;

(j) claims or causes of action (whether based on warranty claims, indemnities, product defect or product liability theories or otherwise) against suppliers of inventory, equipment or components delivered to and used or disposed of by the Seller prior to Closing, to the extent that such claims or causes of action give rise to a right of indemnity or contribution or recovery from such supplier on account of liabilities of the Seller to third parties as a result of defects in or other claims related to the quality or condition of such supplies or their use or disposal by Seller prior to Closing;

(k) the shares of capital stock of any member of the Seller Group; and

(l) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Agreements.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume effective as of the Closing, and from and after the Closing Buyer shall pay, discharge or perform when due, as appropriate, only the following Liabilities of the Seller Group (the “Assumed Liabilities”) and no other Liabilities:

(a) all accounts payable to trade creditors of the Business other than in respect of Inventory that are unpaid and not delinquent at the Closing Date and that arose in the ordinary course of the Business between the date of signing of this Agreement and the Closing and in compliance with the terms of this Agreement including Section 6.2;

(b) All trade payables related to the acquisition of Inventory ordered from third parties prior to the Closing Date, in the ordinary course of business and consistent with past practice, but not delivered as of the Closing Date;

(c) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities are required to be performed after the Closing Date, were incurred in the ordinary course of the Business, and otherwise in compliance with the terms of this Agreement, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any member of the Seller Group on or prior to the Closing.

2.4 Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume any Liabilities of the Seller Group (such unassumed Liabilities, the “Excluded Liabilities”) other than Assumed Liabilities. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and the Seller Group shall remain bound by and liable for, and shall pay, discharge or perform when due, the following (each of which shall be deemed an Excluded Liability):

(a) all Liabilities for Taxes of Seller or its Affiliates (except for sales, use, transfer, harmonized sales tax, transfer or value added tax imposed in respect of the transactions contemplated by this Agreement or any Ancillary Agreement);

(b) all Liabilities in respect of the Excluded Contracts and other Excluded Assets;

(c) all product Liability, warranty and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property Rights and all other Liabilities, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by any member of the Seller Group, or otherwise arising out of or incurred in connection with the conduct of the Business, on or before the Closing Date;

(d) all Employee Claims and Liabilities under Seller Group Benefit Plans;

(e) all Environmental Liabilities;

(f) all Indebtedness of the Seller Group; and

(g) all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants and other experts.

2.5 Purchase Price. The consideration to be paid by Buyer to Seller for the Purchased Assets (the “Purchase Price”) is exclusive of all applicable sales, transfer and value added taxes and shall be (i) 5.65 million Canadian Dollars (C$5,650,000) (the “Cash Consideration”), (ii) that number of shares of Common Stock of Parent (rounded down to the nearest whole share) equal to 3.35 million Canadian Dollars (C$3,350,000) divided by the average closing price (the “Closing Price”) as quoted on the NNM of one share of Parent common stock for the ten trading days ending two Business days prior to the Closing (converted to Canadian Dollars at the exchange rate stated in the Wall Street Journal (Western Edition) two Business Days prior to Closing) (the “Stock Consideration”) and (iii) the assumption of the Assumed Liabilities; subject in the case of (i) to holdback and adjustment as set forth in Section 2.6 and any withholding with respect to the Purchase Price required by applicable Tax Law.

2.6 Purchase Price Adjustment

(a) For purposes of this Section 2.6, the following terms shall have the meanings:

(i) “Accounting Principles” means GAAP; provided, that (i) there shall be excluded from Inventory any Inventory which (A) is “short dated” or otherwise has an expiration date which makes unsuitable for sale in the ordinary course of business without discount in the 90 days after the Closing Date, or (B) does not comply with applicable FDA Requirements, or (C) is not received as of Closing; and (ii) Accounts Receivable shall be reduced by any amounts on account of (A) prepaid expenses, advance billings, retainers or other prepayments, (B) Inventory sold on a sale or return, or consignment basis, and (C) rebates, refunds or other credits issued to customers against an Accounts Receivable.

(ii) “Closing Accounts Receivable” means the Accounts Receivable as of the Closing, determined in accordance with Accounting Principles, collected by Buyer as of the date 90 days after the Closing Date;

(iii) “Closing Inventories” means the value of the Inventory as of the Closing, determined in accordance with Accounting Principles.

(iv) “Closing Accounts Receivable Statement” means an unaudited statement of the Closing Account Receivables collected by Buyer as of the date 90 days after the Closing Date.

(v) “Closing Inventory Statement” means an unaudited statement of the Closing Inventories.

(vi) “Closing Statements” means the Closing Inventory Statement and Closing Accounts Receivable Statement.

(b) Within 10 days of Closing the Buyer and Seller shall conduct a joint eye inspection review of the Inventory at which a physical count of the Inventory will be made. Buyer will prepare, or cause to be prepared, and deliver to Seller the

Closing Inventory Statement within 60 days after the Closing Date and the Closing Account Receivable Statement within 120 days after the Closing Date. Seller shall have 10 days from receipt of the Closing Inventory Statement or the Closing Account Receivable Statement, as applicable, to review such Closing Statement (the “Review Period”). If Seller disagrees with the calculation of the Closing Inventories or Closing Accounts Receivable, as applicable, Buyer may, on or prior to the last day of the Review Period, deliver a notice to Seller (the “Notice of Objection”), which sets forth its objections to Buyer’s calculation Closing Inventories or Closing Accounts Receivable, as applicable. Any Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount. To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Statements.

(c) If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Inventories or Closing Accounts Receivable, as applicable. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to KPMG LLP or, if such firm shall decline or is unable to act, or has a conflict of interest with Buyer or Seller or any of their respective Affiliates, another nationally recognized independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Expert”). The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(d) Within three Business Days after the Closing Inventories or Closing Accounts Receivable, as applicable, have been finally determined pursuant to this Section 2.6, (i) if Closing Inventories are less than C$1,000,000, Seller shall pay to Buyer, as an adjustment to the Purchase Price, an amount equal to the difference between the Closing Inventories and C$1,000,000; and (ii) if Closing Accounts Receivable are less than C$500,000, Seller shall pay to Buyer, as an adjustment to the Purchase Price, an amount equal to the difference between the Closing Accounts Receivable and C$500,000 (the payments pursuant to (i) and (ii) each an “Adjustment Payment”). Adjustment Payments shall be made in immediately available funds to an account designated in writing by Buyer; provided, that, without limitation to the obligation of the Seller to make an Adjustment Payment but without duplication, Buyer shall also be entitled to offset against and recoup from the Holdback on account of any Adjustment Payments payable hereunder.

(e) Buyer shall be entitled to holdback from the Cash Consideration payable at Closing an amount equal to Cdn$200,000 (the “Holdback”). Within 10 days following the final determination of the Adjustment Payments, except to the extent subject to any offset by Buyer pursuant to Section 2.6(d), the Buyer shall pay to the Seller the amount, if any, of the Holdback not offset against the Adjustment Payments.

(f) Any rights accruing to a party under this Section 2.6 shall be in addition to and independent of the rights to indemnification under Article X and any payments made to any party under this Section 2.6 shall not be subject to the terms of Article X.

(g) Buyer will use commercially reasonable efforts consistent with its ordinary course practices to collect the Closing Accounts Receivable. For purposes of clarity, Buyer shall not be required (i) to exhaust all of its recourse against any account debtor or (ii) to initiate litigation or arbitration or enforce any security interest against any account debtor. Amounts collected from the account debtor in respect of a Closing Accounts Receivable, unless required to applied differently under applicable Law, will be applied first to the oldest of such account debtor’s Closing Account Receivables outstanding.

2.7 Allocation. Buyer and Seller shall use their best efforts to agree, as soon as reasonably practicable, upon the allocation of the Purchase Price for Tax purposes pursuant to any applicable Tax Laws. Except as otherwise required by Law, Buyer and Seller shall, and Seller shall cause each other member of the Seller Group to, file all Tax Returns in a manner that is consistent with such agreed allocation statement and refrain from taking any action inconsistent therewith. In the event Buyer and Seller are unable to agree upon an allocation with 60 days after Closing the proper allocation shall be referred to the Independent Expert for determination (acting as an expert) consistent with applicable Tax Laws, with Buyer and Seller each bearing one half of the cost of retaining the Independent Expert. Buyer and Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes. In the event the Purchase Price is adjusted pursuant to Section 2.6, the allocation of purchase price shall be adjusted accordingly.

2.8 Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by any member of the Seller Group to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.8(b), to the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such

Consent (“Restricted Contract”), Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.

(b) To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, Buyer may elect to proceed with the Closing, in which case, Seller shall continue to use reasonable best efforts to obtain any such Consent after the Closing Date until such time as it shall have been obtained. Seller shall, and shall cause each other relevant member of the Seller Group to, cooperate with Buyer to provide that Buyer shall receive the benefits under such Restricted Contract or other Purchased Asset. Seller shall pay and discharge, and shall indemnify and hold harmless, Buyer and its Affiliates from and against any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer, and Buyer shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement.

(c) Nothing contained in this Section 2.8 or elsewhere in this Agreement shall be deemed a waiver by Buyer of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of Seller to obtain all Consents, nor shall this Section 2.8 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Assigned Contracts or other Purchased Asset as to which a Consent may be necessary.

ARTICLE III

CLOSING

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Osler, Hoskin & Harcourt LLP, at 10:00 a.m. on a date to be specified by the parties which shall be no later than three Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.2 Deliveries by Seller at the Closing. At the Closing, Seller shall (i) take all steps necessary to place Buyer in actual possession, and operating control of the Purchased Assets, and (ii) deliver to Buyer the following:

(a) a Bill of Sale in the form of Exhibit A hereto (the “Bill of Sale”) duly executed by each member of the Seller Group;

(b) an Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by each member of the Seller Group;

(c) Patent Assignments in the form of Exhibit C hereto (the “Patent Assignments”) duly executed by each relevant member of the Seller Group;

(d) a Patent Licenses in the form of Exhibit D hereto duly executed by each relevant member of the Seller Group (the “Patent Licenses”);

(e) Trademark Assignments in the form of Exhibit E hereto (the “Trademark Assignments”) duly executed by each relevant member of the Seller Group;

(f) Copyright Assignments in the form of Exhibit F hereto (the “Copyright Assignments”) duly executed by each relevant member of the Seller Group;

(g) the Transition Services Agreement in the form of Exhibit G hereto (the “Transition Services Agreement”) duly executed by each relevant member of the Seller Group;

(h) the Amendment Agreement in the form of Exhibit H hereto (the “Amendment”) duly executed by IDx, Inc. and the Seller;

(i) such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

(j) Consent and Release letters, in form and substance satisfactory to Buyer, from Royal Bank of Canada and Onset Capital Corporation together with termination statements or termination agreements in proper form for filing pursuant to the Personal Property Security Act (Ontario), Uniform Commercial Code, or with the US Patent and Trademark Office, US Copyright Office, Canadian Intellectual Property Office and other applicable registries with respect to any Lien on any of the Purchased Assets or the Business;

(k) original copies of Assigned Contracts and Consents;

(l) the Seller Closing Certificate;

(m) a certificate of the Secretary of each member of the Seller Group dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of such member of the Seller Group and of the stockholders of the Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of such member of the

Seller Group executing this Agreement and/or the Ancillary Agreements, and a certification by another officer of such member of the Seller Group as to the incumbency and signature of the Secretary of such member of the Seller Group;

(n) a legal opinion of Stikeman Elliott LLP in the form and substance reasonably satisfactory to Buyer;

(o) evidence satisfactory to Buyer that, in respect of the purchase and sale of the Purchased Assets, the Seller has complied with the requirements of (a) the Bulk Sales Act (Ontario) and any other applicable bulk sales legislation and (b) section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provision under any other applicable tax legislation.

3.3 Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:

(a) the Cash Consideration (less the Holdback and any withholding required by applicable Tax Law) by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than three Business Days prior to the Closing Date;

(b) the Stock Consideration evidenced by stock certificates in the name of Seller as fully paid and non-assessable;

(c) the Assignment and Assumption Agreement duly executed by Buyer or its designee pursuant to Section 2.1;

(d) the Transition Services Agreement duly executed by Buyer or its designee pursuant to Section 2.1;

(e) the Patent Licenses duly executed by Buyer or its designee pursuant to Section 2.1;

(f) the Buyer Closing Certificate;

(g) a legal opinion of counsel to Buyer in the form and substance reasonably satisfactory to Seller;

(h) a certificate of the Secretary of Buyer dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Buyer, and a certification by another officer of such member of Buyer as to the incumbency and signature of the Secretary of Buyer.

3.4 Release of Seller Liens. Effective as of Closing Seller releases, and shall cause its Affiliates to release, any security interest held by them in any Purchased Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the disclosure letter executed, dated and delivered as of the date hereof by Seller to, and in form and content acceptable to, Buyer (the “Seller Disclosure Letter”).

4.1 Organization and Good Standing. Each member of the Seller Group is (i) a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and (ii) duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

4.2 Authority and Enforceability. Each member of the Seller Group has the requisite power and authority to enter into this Agreement and/or each Ancillary Agreement to which it is, or specified to be, a party and to consummate the transactions contemplated thereby. The execution and delivery by each member of the Seller Group of this Agreement and/or each Ancillary Agreement to which it is, or specified to be, a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action on the part of each such Person. This Agreement has been duly executed and delivered by each member of the Seller Group party to it and prior to the Closing each member of the Seller Group will have duly executed and delivered each Ancillary Agreement to which it is, or specified to be, a party. This Agreement constitutes, and the Ancillary Agreements will upon execution constitute, the valid and binding obligation of each member of the Seller Group party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3 No Conflicts; Consents.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which each member of the Seller Group is, or specified to be, a party, and the consummation of the transactions contemplated thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the constating or organizational documents of any member of the Seller Group, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which any member of the Seller Group is a party or a beneficiary or (B) by which any member of the Seller Group or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to any member of the Seller Group, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the Purchased Assets.

(b) Except as set forth on Schedule 4.3(b) of the Seller Disclosure Letter, no Authorization or Order of, registration, declaration or filing with, or notice to, or consent of any Governmental Entity or other Person, is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby. Schedule 4.3(b) of the Seller Disclosure Letter sets forth all consents, waivers, assignments and other approvals and actions (including under any Contract) that are required in connection with the transactions contemplated by this Agreement (any of the foregoing a, “Consent”).

4.4 Revenues. The net revenues of the Business, as determined in accordance with GAAP in each of the fiscal years ending March 30, 2004, March 30, 2005 and the two fiscal quarters ended September 30, 2005 have not been less than the amounts specified in Schedule 4.4 to the Seller Disclosure Letter.

4.5 Inventory. Each item of Inventory is of a quality, quantity and condition useable and, as to finished goods, saleable in the ordinary course of the Business and conforms to the warranties provided by Seller with respect to sales of Inventory in the ordinary course of the business. The quantities of each item of Inventory are reasonable and adequate for the operation of the Business as presently conducted and as would be necessary for the continued operation of the Business in the ordinary course of business following the Closing. None of the Inventory is obsolete or has an expiration date which is less than 90 days after the Closing Date. Schedule 4.5 of the Seller Disclosure Letter provides an accurate and complete description of all Inventory (including locations) and no such Inventory is held on consignment.

4.6 Accounts Receivable and Prepaid Assets.

(a) Schedule 4.6(a) of the Seller Disclosure Letter provides an accurate and complete breakdown and aging of all Accounts Receivable and, notes receivable Related to the Business. The Accounts Receivable are (a) valid and genuine, have arisen solely out of bona fide business transactions in the ordinary course of the Business consistent with past practice, (b) are not subject to defenses, set-offs or counterclaims and (c) no account debtor has contested or objected to the amount or validity thereof.

(b) There are no prepaid expenses, prepayments, retainers or advanced billings paid to any member of the Seller Group, nor any security deposits, earned deposits or other deposits placed with any member of the Seller Group, with respect to any Assigned Contract or otherwise related to the Business.

4.7 Taxes.

(a) Each member of the Seller Group has, in accordance with applicable law, invoiced, collected, withheld, reported and remitted to the appropriate Governmental Entity (within the time prescribed) all: (i) sales, transfer, use, customs, goods and services and other taxes which are due and payable by such member of the Seller Group; (ii) withholding, payroll or employment taxes, employment insurance, Canada Pension Plan and provincial pension plan contributions and other deductions at source as required by applicable Law; and (iii) all non-resident withholding taxes as required by applicable Law.

(b) There are no Inventories or Equipment located in the United States or other Purchased Assets that would be subject to sales tax in the United States by virtue of the transfer of the Purchased Assets pursuant to this Agreement.

(c) Each member of the Seller Group has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(d) Except as disclosed in Schedule 4.7(d) of the Seller Disclosure Letter, (i) no member of the Seller Group is a non-resident of Canada for purposes of the Income Tax Act (Canada) and (ii) none of the Purchased Assets are taxable Canadian property (for purposes of the Income Tax Act (Canada) to any members of the Seller Group; furthermore, no member of the Seller Group is resident for tax purposes in the United States.

(e) Each applicable member of the Seller Group is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax.

4.8 Compliance with Law. Each member of the Seller Group has conducted, and is conducting, the Business in compliance with all applicable Laws, FDA Regulations, FDA Authorizations and requirements for certification pursuant to ISO 13485:2003 (“ISO Requirements”). No event has occurred and to Seller’s Knowledge no circumstances exists, and no member of the Seller Group has received notice alleging any circumstance or condition that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure to conduct the Business in compliance with, any applicable Law, FDA Regulation, FDA Authorizations and ISO Requirements.

4.9 Business Authorizations.

(a) Schedule 4.9 of the Seller Disclosure Letter sets forth all Authorizations (including FDA Authorizations) which are necessary for ownership and use of the Purchased Assets or the conduct the Business as currently conducted or as proposed to be conducted (the “Business Authorizations”). Such Business Authorizations are valid and in full force and effect, free and clear of all Liens. No event has occurred and, to Seller’s Knowledge, no circumstances exist, and no member of the Seller Group has received notice regarding any circumstance or condition, that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, default or failure to comply with the terms of, or the revocation, withdrawal, termination, cancellation, loss, refusal to renew, suspension or modification of any Business Authorization. No Person other than the Seller Group has any proprietary, financial or other interest (direct or indirect) in any Business Authorization.

(b) All Products have, and currently are, being developed, manufactured, tested, modified, stored, packaged, labeled, marketed, sold, distributed, or commercialized in compliance with applicable FDA Regulations and ISO Requirements. The Products are eligible for certification under ISO 13485:200. None of the Products have been subject to voluntary withdrawal from the market or recalled or subject to FDA Authority correction or removal requirements, and no member of the Seller Group has received notice of any proceeding seeking a corrective action, recall, suspension, or seizure of any Products or any withdrawal of any Products from the market. All manufacturing facilities Related to the Business are operated, and Books and Records maintained, in compliance with applicable FDA Regulations and ISO Requirements.

(c) All preclinical and clinical trials conducted, supervised or monitored by the Seller Group Related to the Business have been conducted in compliance with all applicable FDA Regulations and the Seller Group has obtained and maintained any necessary Institutional Review Board approvals of clinical trials or modifications thereto and no such trial has been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to any member of the Seller Group. All patients in such trials have provided full and informed consent to participate in such trials in accordance with all applicable Laws and applicable FDA Regulations. True, complete and accurate copies of all such data and reports have been provided to Buyer and the Seller Group has otherwise provided Buyer with all material pre-clinical and material clinical studies and trials and all other material information regarding the efficacy and safety of the Products. The Seller has provided to Buyer all material correspondence and contact information between any member of the Seller Group and the FDA Authorities regarding the Products.

(d) No Governmental Entity has served any notice, warning letter, regulatory letter, Section 305 notice, inspection report, or any other similar communication on any member of the Seller Group indicating that any such member is in violation of any FDA Regulation applicable to the Business, or subject to any pending, threatened or anticipated investigation, proceeding, review, or inquiry, nor to Seller’s Knowledge are there any circumstances which might reasonably be expected to lead to any loss of, or refusal to renew, any of the FDA Authorizations applicable to the Business.

(e) No member of the Seller Group nor, to Seller’s Knowledge any Business Employee, has made an untrue statement of a material fact or fraudulent statement to any FDA Authority, or failed to disclose a material fact required to be disclosed to any FDA Authority, or committed an act or failed to act in a manner that would reasonably be expected to result in the application of any FDA Authority’s fraud, untrue statements, bribery and illegal gratuities or similar policies. No member of the Seller Group nor, to Seller’s Knowledge, any Business Employee has been disqualified or debarred by any FDA Authority, or otherwise excluded from participating in any health care programs, or violated or caused a violation of any health care fraud and abuse or false claims statute or regulation (including, the Canada Health Act and its provincial counterparts, the U.S. Medicare/Medicaid Anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), and the relevant regulations in 42 C.F.R. Part 1001).

4.10 Personal Property Assets.

(a) Schedule 4.10 of the Seller Disclosure Letter sets forth a complete and accurate list of all Purchased Assets (other than Inventory, Accounts Receivable, Seller IP and Material Contracts) with a current fair market value in excess of $25,000 as well as all Equipment Related to the Business specifying whether, and by which member of the Seller Group, such Purchased Assets are owned or leased, the location of such Purchased Assets and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the applicable lease.

(b) The Seller Group has good and transferable title to all Purchased Assets, free and clear of all Liens (other than the Liens expressly identified on Schedule 4.10(b) of the Seller Disclosure Letter). None of IDx Inc., Princeton BioMedtech or any other Person other than the Seller Group has any interest in or claim against any of the Purchased Assets. This Agreement and the Ancillary Agreements will effectively vest in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens.

(c) All leases under which Purchased Assets are leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and no member of the Seller Group or, to Seller’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease.

(d) All tangible Purchased Assets are in good operating condition and repair (normal wear and tear excepted) and are usable in the ordinary course of the Business. There are no facts or conditions affecting such tangible Purchased Assets that could interfere in any material respect with their use or operation in the Business.

4.11 Real Property.

(a) The Seller Group does not own any real property Related to the Business.

(b) Schedule 4.11 of the Seller Disclosure Letter (i) contains a complete and accurate list of all real property leased, subleased or otherwise occupied by the Business (the “Leased Real Property”) (ii) identifies the lessor, rental rate, lease term, and expiration date. Except as disclosed in Schedule 4.11, the leases relating to the Leased Real Property (“Real Property Leases”) have not been altered or amended and are in full force and effect. There are no contracts between the landlord and tenant, or sublandlord and subtenant, or other relevant parties, relating to the use and occupation of the Leased Real Property, other than as contained in the Real Property Leases. The Seller Group has the sole right to use, and is in sole possession and occupancy of, the Leased Real Property.

(c) All interests held by any member of the Seller Group as lessee or occupant under the Real Property Leases are free and clear of all leases and sub-leases, restrictions, development or similar agreements, zoning, build or use restrictions, easements, rights-of-way, title defects, options, rights to purchase or Liens of any kind or character whatsoever (“Encumbrances”) which could significantly impair the occupation in use of the Leased Premises by Buyer pursuant to the Transition Services Agreement.

(d) There are no outstanding material defaults (or events which would constitute a default with the passage of time or giving of notice or both) under the Real Property Leases on the part of any member of the Seller Group or, to Seller’s Knowledge, on the part of any other party. No member or the Seller Group has waived, or omitted to take any action in respect of any material rights under any of the Real Property Leases.

(e) To Seller’s Knowledge, there is no expropriation or condemnation or similar proceeding pending or threatened against any part of the Leased Real Property.

(f) There are no matters affecting the right, title and interest of any member of the Seller Group in and to the Leased Real Property which, in the aggregate, would materially and adversely affect the ability of Buyer to carry on the Business upon the Leased Real Property.

4.12 Intellectual Property.

(a) As used in this Agreement, the following words and terms have the meanings set out below:

“Intellectual Property” means all industrial and intellectual property including any or all: (i) inventions (whether or not patentable), trade secrets, technical data, databases, financial, marketing and business data, customer and supplier lists, designs, tools, methods, processes, technology, manufacturing and production processes and techniques, research and development information, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), industrial designs, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, revisions, continuations, continuations-in-part, renewals, reissuances, extensions and re-examinations of the foregoing, as applicable.

“Registered IP” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Government Entity at any time.

“Seller IP” means all Intellectual Property Related to the Business.

“Seller Owned IP” means all Seller IP owned by any member of the Seller Group.

(b) Schedule 4.12(b) of the Seller Disclosure Letter contains a complete and accurate list and particulars of (i) all Seller Owned IP that is Registered IP (“Seller Registered IP”); and (ii) all Seller Owned IP that is not Registered IP other than trade secrets and immaterial unregistered Intellectual Property.

(c) Schedule 4.12(c) of the Seller Disclosure Letter lists (including the parties to and exclusivity or non-exclusivity of) all licenses, sublicenses and other agreements pursuant to which (i) a third party authorizes any member of the Seller Group to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Related to the Business owned by a third party (“In-Bound Licenses”), other than “shrink-wrap” and similar commercially available end-user licenses; (ii) any member of the Seller Group authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property (“Out-Bound Licenses”); and (iii) agreements between any member of the Seller Group and any third party relating to the development or use of any Seller IP.

(d) The members of the Seller Group exclusively own, or otherwise rightfully use or enjoy pursuant to the terms of a valid and enforceable In-Bound License, the entire right, interest and title to all Seller IP transferred pursuant to this Agreement free and clear of Liens. The Seller IP constitutes all the Intellectual Property used in or necessary for the operation of the Business as it is currently conducted and as proposed to be conducted, and Seller has the unrestricted right to transfer such Seller IP to Buyer without payment of any royalties, fees or other amounts.

(e) With respect to any Seller Registered IP, the members of the Seller Group have (i) paid all registration, maintenance and renewal fees and (ii) filed all documents and certificates currently required to be filed with such Governmental Entities to maintain the registration, or application for registration, of such Seller Registered IP. Except as set forth in Schedule 4.12(e) of the Seller Disclosure Letter, there are no actions that must be taken by Buyer (i) within 90 days after the date hereof for the purposes of maintaining, perfecting, preserving or renewing any Seller Registered IP or (ii) with respect to any proceeding before any Governmental Entity related to such Seller Registered IP. All Seller Registered IP is in good standing, held in compliance with all applicable legal requirements, subsisting, valid, and enforceable, and no Seller IP has been adjudged invalid or unenforceable in whole or in part.

(f) Seller is not aware of any unresolved challenges with respect to the ownership, use, validity or enforceability of any Seller Owned IP. No member of the Seller Group has taken any action or to Seller’s Knowledge failed to take any action that could reasonably be expected to result in the abandonment, non-renewal, cancellation, forfeiture, relinquishment, invalidation, or waiver of any Seller Owned IP.

(g) None of the Seller IP is subject to any outstanding consent, settlement, or Order restricting the use of such Seller IP or that could impair the validity or enforceability of such Seller IP.

(h) No member of the Seller Group has received any communication alleging that any member of the Seller Group has violated or, by conducting the Business as currently conducted or as proposed to be conducted, would violate, any Intellectual Property Rights of a third party. To Seller’s Knowledge, no Person has used without authorization, infringed, misappropriated or otherwise violated, or is using without authorization, infringing, misappropriating or otherwise violating, any Seller IP. No member of the Seller Group has entered any Contract granting or authorizing any person to bring, enforce or control any infringement proceedings with respect to any Seller IP, or agreeing with any Person not to sue or otherwise enforce any legal rights with respect to any Seller IP.

(i) Each member of the Seller Group has maintained the confidentiality of all Proprietary Information Related to the Business. Any receipt or use by, or disclosure to, a third party of Proprietary Information Related to the Business has been pursuant to the terms of binding written confidentiality and non-use agreements between a member of the Seller Group and such third party (“Nondisclosure Agreements”). Schedule 4.12(i) of the Seller Disclosure Letter lists all such Nondisclosure Agreements, true and complete copies of which have been provided to Buyer. Each member of the Seller Group is, and to Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements.

(j) All current and former employees, consultants and contractors of the Business have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and provided valid written assignments of all Seller IP conceived or developed by such employees, consultants or contractors in connection with their services for the Business (“Work Product Agreements”). Such Work Product Agreements provide that the current or former employees, consultants and contractors have waived all of their non-assignable rights (including moral rights) in such Seller IP. True and complete copies of all such Work Product Agreements have been made available to Buyer. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Seller Owned IP. No member of the Seller Group is aware of any breach of any of the Work Product Agreements.

(k) No employee, consultant or contractor of any member of the Seller Group has been, is or will be, by performing services for the Business, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or contractor’s employment in the Business or any services rendered by such employee, consultant or contractor.

(l) No Seller IP, in whole or in part, incorporates or was developed from any software that is distributed as free software, open source software or similar licensing or distribution models.

4.13 Contracts.

(a) Except as set forth in Schedule 4.13(a) of the Seller Disclosure Letter, no member of the Seller Group is party to, or bound by, in each case Related to the Business, any of the following (each a “Material Contract”):

(i) any Contract or series of related Contracts for the purchase or sale of materials, supplies, goods, services, equipment or other assets that involves (A) annual payments by the members of the Seller Group of $25,000 or more, or (B) aggregate payments by the members of the Seller Group of $50,000 or more; or (C) annual minimum dollar sales of $25,000 or more, or (D) pursuant to which the members of the Seller Group received payments of more than $25,000 in the year ended October 30, 2005; or (E) the purchase or supply of the requirements for any product or service, or (F) that contains any most favored customer pricing provisions, or (G) that contains “take or pay” provisions;

(ii) any OEM Agreement, or any partnership, joint venture or similar Contract;

(iii) any distribution, dealer, representative or sales agency Contract, or Contract requiring the Business to work exclusively with any Person;

(iv) any Contract for the lease of personal property;

(v) any Contract which provides for the indemnification by a member of the Seller Group of any Person, the undertaking by any member of the Seller Group to be responsible for consequential damages, or the assumption by any member of the Seller Group of any Tax, environmental or other Liability;

(vi) any Contract with any Governmental Entity;

(vii) any Contract for any capital expenditure or leasehold improvement in any one case in excess of $25,000 or any such Contracts in the aggregate greater than $100,000;

(viii) any Contract which restrains the ability of any member of the Seller Group to (A) to engage or compete in any manner or in any business, or (B) acquire, sell or provide, or purchase or receive, goods or services to, or from, any Person;

(ix) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(x) any Contract imposing any standstill or similar obligation;

(xi) any employment, consulting, termination or severance Contract (including but not limited to change of control agreements or other parachute agreements) other than those that are terminable either at-will by a member of the Seller Group or on reasonable notice; and

(xii) any Contract that is otherwise material to any member of the Seller Group and not previously disclosed pursuant to this Section 4.13.

(b) Each Material Contracts is valid and enforceable in accordance with its terms. No approvals or consents other than those listed on Schedule 4.13(b) to the Seller Disclosure Letter are required for the assignment of such Contract to Buyer. Seller has delivered to Buyer accurate and complete copies of each Material Contract requested by Buyer.

(c) The members of the Seller Group party to such Material Contract have complied, and are in compliance with, and to Seller’s Knowledge, all other parties thereto have complied, and are in compliance, with the provisions of each Material Contract. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a breach of, or give any Person the right to and no member of the Seller Group has given or received notice of the exercise any remedy or to accelerate, cancel, terminate or modify any Material Contract.

(d) All Contracts other than Material Contracts Related to the Business (collectively, the “Minor Contracts”) are in all material respects valid and enforceable in accordance with their terms. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Minor Contract, except where such violation, breach, remedy, acceleration, cancellation, termination or modification could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business (a “Material Adverse Effect”).

(e) Seller has provided to Buyer a full complete and accurate copy of the PBM Settlement Agreement. Other than the PBM Settlement Agreement no member of the Seller Group has any agreements with Princeton BioMeditech Corporation. The PBM Agreement is valid and enforceable in accordance with its terms and neither the agreement nor any obligations thereunder have been extended or otherwise amended or modified. Buyer acknowledges that Seller is making no other representations with respect to the effect of the PBM Settlement Agreement.

4.14 Sufficiency of Purchased Assets. The Purchased Assets together with those assets and services provided pursuant to the Ancillary Agreements will be sufficient for the conduct and operation of the Business by Buyer following the Closing in the same manner as currently conducted and operated by the members of the Seller Group. None of the Excluded Assets (other than the Troponin I Patent) is material to the Business.

4.15 Litigation. There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to Seller’s Knowledge, threatened against or affecting any member of the Seller Group with respect to the Business, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to Seller’s Knowledge, former director or employee of the Business with respect to which any member of the Seller Group has or is reasonably likely to have an indemnification obligation. There is no unsatisfied Order or penalty against any Purchased Assets or otherwise Related to the Business.

4.16 Employee Benefits.

(a) Schedule 4.16 of the Seller Disclosure Letter sets forth a complete and accurate list of all Seller Group Benefit Plans. A current, accurate and complete copy of each Seller Group Benefit Plan has been provided to Buyer. No member of the Seller Group operates, maintains or offers any pension plan to any current or former employees, officers or directors of the Business. Seller has no intent or commitment to create any additional Seller Group Benefit Plan or amend any Seller Group Benefit Plan.

(b) No US resident Business Employees are party to any Seller Group Benefit Plan and none of the Seller Group Benefit Plans are subject to regulation pursuant to the Employee Retirement Income Security Act of 1976, as amended.

(c) None of the Seller Group Benefit Plans are arrangements to which the Seller or any member of the Seller Group are required to contribute to pursuant to a collective bargaining agreement and which are not maintained or administered by the Seller or any member of the Seller Group.

4.17 Labor and Employment Matters.

(a) Schedule 4.17(a) of the Seller Disclosure Letter sets forth (i) a list of all Business Employees (including title, position and location employed) contractors and consultants of the Business, and (ii) the base and incentive compensation, vacation pay and benefits of each such Business Employee, contractor and consultant. No Business Employee, contractors or consultants have any agreement as to the length of notice or severance payment or showing of cause required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance. Except as set forth in Schedule 4.17(a) of the Seller Disclosure Letter, no Business Employee is on disability or other approved leave of absence.

(b) No member of the Seller Group is a party or subject to any labor union or collective bargaining agreement in connection with the Business or any Business Employees. There have not been, and there are not pending or, to Seller’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Business Employees. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Business.

(c) Each member of the Seller Group has complied with each, and is not in violation of any, Law relating to employment, including but not limited to, human rights, employment standards, occupational health and safety, workers compensation, workplace safety and insurance, pay equity, or labor relations. There are no outstanding, and to Seller’s Knowledge, is no basis for any, claims, investigations or assessments in respect of violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business. Each member of the Seller Group has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing, save where the failure to so file either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(d) All current assessments under applicable workers compensation legislation in relation to the Seller have been paid or accrued by the Seller and the Business has not been and is not subject to any additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit. Moreover, the Seller’s accident cost experience is such that there are no pending nor, to Seller’s Knowledge, potential penalty assessments, experience rating changes or claims which could adversely affect the Seller’s premium payments or accident cost experience or result in any additional payments in connection with the Business.

(e) Each member of the Seller Group has paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(f) No member of the Seller Group is a party to any Contract which restricts any member of the Seller Group from relocating, closing or terminating any of its operations or facilities or any portion thereof.

4.18 Environmental.

(a) All operations of the Seller Group relating to the Business or the Purchased Assets or conducted on the Leased Real Property, and the Leased Real Property itself while occupied by any member of the Seller Group, or, to Seller’s Knowledge any predecessors in title, have been and are now, in material compliance with all Environmental Laws.

(b) All Environmental Permits necessary for the operation of the Business, including the operation of the Business after Closing pursuant to the Transition Services Agreement, have been obtained, are valid and in full force and effect, have been and are being materially complied with, and there have been and are no proceedings commenced or, to Seller’s Knowledge, threatened to revoke or amend any Environmental Permit.

(c) None of the Business or any of the Purchased Assets has been or is now the subject of any Order pursuant to any Environmental Law, nor to Seller’s Knowledge has any investigation or evaluation been commenced or threatened as to whether any such Order is necessary, nor has any threat of any such Order been made nor, to Seller’s Knowledge, are there any circumstances which could result in the issuance of any such Order with respect to the Business or the Purchased Assets.

(d) To the Knowledge of Seller, there has never been any environmental study or audit with respect to the Business and Seller has no such data or studies in its possession. The operations of the Business as presently conducted or if conducted on the same basis post-Closing that the Business has been conducted prior to Closing, will be conducted has not and will not result in the Release of any Hazardous Substance at levels which exceed decommissioning or remediation standards under any Environmental Laws or standards published or administered by any Governmental Authority responsible for establishing or applying such standards.

4.19 Product Warranty.

(a) There are no warranties (express or implied) outstanding with respect to any Products, or any services rendered in connection with the Business, beyond those set forth in the standard conditions of sale or service, copies of which are included in the Seller Disclosure Letter. All Products, and services rendered in connection with the Business, have been in conformity with all applicable contractual commitments and warranties.

(b) There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product contains all warnings required by applicable Law and FDA Regulations and such warnings are in accordance with reasonable industry practice.

(c) The Seller has provided to Buyer a copy of all reported problems relating to the performance characteristics of the Products including customer, end user and consumer complaints and all actions taken by the manufacturer in response to such complaints.

4.20 Suppliers and Customers.

(a) Schedule 4.20 of the Seller Disclosure Letter sets forth with respect to the Business: (i) each supplier from whom purchases exceeded $25,000 in the twelve-month period ended November 30, 2005 or that is otherwise material to the Business; (ii) each supplier who constitutes a sole source of supply to the Business; and (iii) with respect to the twelve-month period ended November 30, 2005, each customer or customer of any distributor that has contributed in excess of 5% percent of the revenues of the Business for such year or period.

(b) To Seller’s Knowledge, the relationships of the Business with each supplier and customer required to be listed in Schedule 4.20 of the Seller Disclosure Letter are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated or, to the Seller’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Business. No member of the Seller Group has received notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the Business or limit its services, supplies or materials to the Business, either as a result of the consummation of the transactions contemplated by this Agreement, or the insolvency of any such supplier or customer, or otherwise.

4.21 Solvency. No member of the Seller Group is, or after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will be rendered, Insolvent.

4.22 Brokers or Finders. Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.23 Investor Representations.

(a) The Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1993 Act”).

(b) The Seller is purchasing the Stock Consideration for its own account as principal, for investment purposes only, and, except as contemplated by Section 7.10 not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the 1933 Act. The Seller understands that its acquisition of the Stock Consideration has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of such Seller’s investment intent as expressed herein. The Seller shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Stock Consideration, except in compliance with the terms of this Agreement and the registration requirements of the 1933 Act, or an exemption thereunder.

(c) The Seller has had an opportunity to ask questions of and receive answers from Parent or a person acting on behalf of Parent concerning the terms and conditions of the sale of the Stock Consideration and the business, properties and financial condition of Parent and has received and considered all information it deems relevant to make an informed investment decision.

(d) The Seller acknowledges and agrees that the Stock Consideration may not be resold, transferred, pledged or hypothecated (i) except in a transaction registered under the 1933 Act or (ii) unless an exemption from such registration is available and, if Parent so requests in writing, an opinion of counsel reasonably satisfactory to Parent is obtained to the effect that the transaction is so exempt; provided, however, that an opinion of counsel shall not be required upon the transfer by the Seller of any securities to its Affiliates if such Affiliate is an “accredited investor” as defined in Rule 501(a) under the 1933 and such Affiliate agrees to be bound by the restrictions in this Agreement. The Seller understands that the certificate(s) evidencing the Stock Consideration shall be imprinted with the legends reflecting the restrictions set forth herein, until such time as the Registration Statement covering such Shares has been declared effective.

(e) The Seller understands that nothing in this Agreement or any other materials presented to such Seller in connection with the purchase of the Stock Consideration constitutes legal, tax or investment advice. The Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Stock Consideration.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Parent and Buyer jointly and severally represent and warrant to Seller that each statement contained in this Article V is true and correct as of the date hereof, except as set forth in the disclosure letter executed, dated and delivered as of the date hereof by Buyer, and in from and content acceptable, to Seller (the “Buyer Disclosure Letter”).

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and Parent Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authority and Enforceability. Buyer and Parent each have the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer or Parent is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer or Parent as applicable. This Agreement has been, and the Ancillary Agreements to which Buyer or Parent is a party will be, duly executed and delivered by Buyer or Parent as applicable and constitute the valid and binding obligations of Buyer or Parent as applicable, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Buyer or Parent as applicable does not and the execution and delivery of the Ancillary Agreements to which Buyer or Parent as applicable is a party and the consummation of the transactions contemplated thereby will not, (i) violate the provisions of any of the Certificate of Incorporation or Bylaws of Buyer or Parent as applicable, (ii) violate any Contract to which Buyer or Parent as applicable is a party, or (iii) violate any Law of any Governmental Entity applicable to Buyer or Parent as applicable.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer or Parent as applicable in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby, except for (i) notification of the change of ownership of the Business with the FDA Authorities, and (ii) the filing of a Form S-3 with respect to the Stock Consideration and other applicable securities law filings.

5.4 Litigation. There is no Action pending or, to the knowledge of Buyer or Parent as applicable, threatened against, Buyer or Parent which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer or Parent taken as a whole.

5.5 Availability of Funds. Buyer has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

5.6 Stock Consideration. The Stock Consideration, when issued in accordance with the provisions of this Agreement, will be duly authorized, fully paid and nonassessable.

5.7 Brokers or Finders. Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements

5.8 Public Filings. Parent has filed with the SEC all reports required to be filed by Parent pursuant to Sections 13(a), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, since December 31, 2002 (collectively, and in each case including all amendments thereto, the “Public Documents”). As of their respective dates of filing, except to the extent revised or superseded by a subsequent filing with the SEC, the Public Documents (including any and all financial statements included therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

ARTICLE VI

COVENANTS OF SELLER

6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Buyer, Seller shall, and shall cause each other member of the Seller Group to carry on the Business in the usual, regular and ordinary course in a manner consistent with past practice and in compliance with all Laws, Business Authorizations and Material Contracts and will not take any action inconsistent with the ability of Seller to consummate the Closing as contemplated hereby. Without limiting the foregoing Seller shall, and shall cause each other member of the Seller Group to use its reasonable best efforts to:

(a) maintain its corporate existence, Business Authorizations and Policies;

(b) keep the level and quality of its Inventory and supplies so as to be sufficient for the conduct of the Business by Buyer following the Closing in a manner consistent with the past practice of the Business;

(c) promptly notify Buyer of any notice, warning letter, regulatory letter, Section 305 notice, or other communication from an FDA Authority indicating and violation of any FDA Regulation applicable to the Business, or any investigation by an FDA Authority, or recall of any Product;

(d) keep available the services of its present Business Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having dealings with the Business, to the end that the goodwill of the Business be substantially unimpaired on the Closing Date; provided that Seller is not authorized to, and shall not, make any commitments on behalf of Buyer.

6.2 Negative Covenants. Except as expressly provided in this Agreement, Seller shall not, and shall not permit any other member of the Seller Group to take any action or engage in any transaction that is outside the ordinary course of the Business consistent with past practice. Without limiting the foregoing, Seller shall not, and shall not permit any other member of the Seller Group to do, or agree to do, any of the following with respect to the Business, without the prior written consent of Buyer:

(a) establish, adopt, enter into, amend, terminate or otherwise modify (i) the compensation or benefits payable to any current or former Business Employee, contractor or consultant of the Business, or (ii) any bonus, severance, termination, pension, insurance, Seller Group Benefit Plan or other benefit plan made to, for or with any current or former Business Employee, contractor or consultant of the Business, or (iii) any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former Business Employee, contractor or consultant of the Business, or (iv) enter into any employment, severance or termination agreement (including but not limited to change of control or other parachute agreements);

(b) sell, lease, transfer, assign, mortgage, pledge or subject to Liens any Purchased Assets, except (i) sales of Inventory, (ii) the grant of non-exclusive Out-Bound Licenses in connection with sales of Inventory, (iii) the sale of obsolete Equipment, and (iv) the sale of Excluded Assets, in each case in the ordinary course of the Business consistent with past practice;

(c) cancel, waive, compromise, settle or otherwise reduce or accept partial satisfaction of (i) any Accounts Receivable or (ii) any other claims or rights of substantial value;

(d) amend, modify, cancel or waive any rights under any Assigned Contract;

(e) enter into any Contract that, if entered into prior to the date of this Agreement, would a Material Contract, other than (A) any Contract in the ordinary course of the Business consistent with past practice that is terminable by the relevant member of the Seller Group upon not more than 30 days’ prior notice without Liability to the Seller Group, (B) any Contract for the purchase of raw materials and supplies in the ordinary course of the Business consistent with past practice that has an aggregate future Liability to the Business of not more than $25,000 not to exceed $100,000 for all such

Contracts, (C) any Contract for the sale of goods and services in the ordinary course of the Business consistent with past practice;

(f) make any filings or registrations with any Governmental Entity, except routine filings and registrations made in the ordinary course of the Business consistent with past practice or as necessary to preserve any Seller Registered IP or FDA Authorizations;

(g) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction;

(h) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes.

6.3 Preparation of the Circular.

(a) As soon as practicable after the execution and delivery of this Agreement, Seller shall prepare the Circular (together with all other documents required by applicable Law) and provide a copy of the Circular to Parent. Parent shall be given a reasonable opportunity to comment upon the Circular prior to its distribution; provided, that, any statements in the Circular with respect to Parent or its Affiliates or the terms of the transactions contemplated hereby shall be subject to Parent’s prior approval. Seller shall cause the Circular, and other documentation required in connection with the Seller Meeting, to be sent to each Seller Shareholder as promptly as practicable after the execution and delivery of this Agreement. The Circular shall include a recommendation from the Board of Directors of Seller recommending approval of the transactions contemplated by this Agreement.

(b) Each of Parent and the Seller shall provide promptly to the other such information concerning its business and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Circular. The Seller agrees that it will instruct its financial advisors to provide their written opinion in the Circular.

(c) Seller shall take all lawful action and use its best efforts to convene and hold the Seller Meeting as soon as practicable after the execution and delivery of this Agreement.

6.4 No Solicitation.

(a) Prior to Closing, Seller shall not (directly or indirectly, through any officer, director, employee, agent or representative or otherwise) knowingly, and shall not knowingly cause or permit any Person to, (i) solicit, initiate or further any submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group or other Person, individually or collectively (a “Third Party”), relating to any acquisition or purchase, directly or indirectly, of all or any substantial portion of the Purchased Assets or the Business; (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information Relating to the Business in connection with any acquisition, directly or indirectly, of all or any substantial portion of the Purchased Assets or the Business; or (iii) cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase, directly or indirectly, of all or any substantial portion of the Purchase Assets or the Business, provided, however, that at any time prior to obtaining the Required Seller Vote, subject to compliance with this Section 6.4, nothing in this Agreement shall prevent, and Seller may, in response to a bona fide written Takeover Proposal (as defined below) which the board of directors of Seller has determined in good faith (after determining, with the advice of outside counsel, that the board of directors is required to do so in order to properly discharge its fiduciary duties) after consultation with Seller’s independent financial advisors and considering any modification to this Agreement proposed by Seller, is likely to, if consummated in accordance with its terms, result in a transaction which is more favorable to Seller from a financial point of view than the transactions contemplated in this Agreement (a “Superior Proposal”); (A) furnish information with respect to and the Seller Group to the Person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which is no less favorable to Seller than the Confidentiality Agreement or participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal; and (B) subject to compliance with Section 6.4(b), enter into a binding written agreement providing for the implementation of a Superior Proposal if Seller, following the approval of the board of directors of Seller, elects to terminate this Agreement pursuant to Section 9.1(a)(vi) .

For the purposes of this Agreement, the term “Takeover Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and business of Seller and its subsidiaries or (ii) 50% or more of the outstanding Common Stock of, or other equity or voting interests in, Seller.

(b) Seller shall immediately provide notice to Buyer of any bona fide Takeover Proposal or any inquiry that might reasonably be expected to lead to a Takeover Proposal or any amendments to the foregoing or any request for non-public information relating to Seller or any of its Subsidiaries in connection with such a Takeover Proposal or for access to the properties, books or records of Seller or any Subsidiary by any Person or entity that informs Seller, any member of the board of directors of Seller or such Subsidiary that it is considering making, or has made, a Takeover Proposal. Such notice to Seller shall be made, from time to time, first immediately orally and then promptly in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Seller. Seller shall keep Buyer informed of the status including any change to the material terms of any such Takeover Proposal or inquiry.

(c) If the board of directors of Seller receives a request for material non-public information from a Person who proposes to Seller a bona fide written Takeover Proposal and the board of directors determines, in the manner contemplated by Subsection 6.4(a), that such Takeover Proposal is likely to, if consummated in accordance with its terms, result in a Superior Proposal then, and only in such case, Seller may provide such Person with access to information regarding Seller, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favorable in so far as it relates to confidentiality obligations to the Seller than the Confidentiality Agreement; provided, that Seller sends a copy of any such confidentiality and standstill agreement to Buyer promptly upon its execution and Buyer is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(d) Seller agrees that it will not enter into any agreement (a “Proposed Agreement”), other than a confidentiality and standstill agreement as contemplated by Subsection 6.4(c) with any Person providing for or to facilitate any Takeover Proposal unless the board of directors of Seller determines that such proposal is likely to, if consummated in accordance with its terms, constitute a Superior Proposal and then will not do so without providing Buyer with an opportunity to amend this Agreement to provide for at least equivalent financial terms to those included in the Proposed Agreement as determined by the board of directors of Seller, acting in good faith and in accordance with its fiduciary duties. In particular, Seller agrees to provide Buyer with a copy of any Proposed Agreement relating to such Superior Proposal not less than five full business days prior to the proposed execution of the Proposed Agreement by Seller. The board of directors of Seller shall review any written offer delivered by Buyer to amend the terms of this Agreement, provided that it is delivered to Seller within five business days of delivery of the Proposed Agreement to Buyer, to determine, acting in good faith and in accordance with its fiduciary duties, whether Buyer’s proposed amendments to this Agreement would be at least as favorable to Seller Shareholders as the Takeover Proposal provided in the Proposed Agreement. If the board of directors of Seller so determines, Seller and Buyer shall enter into an amended agreement reflecting the proposed amendments. If the board of directors of Seller continues to believe, acting in good faith and in the proper discharge of its fiduciary duties, that the Takeover Proposal provided in the Proposed Agreement continues to be a Superior Proposal with respect to the proposed amendments to this Agreement, or does not receive any proposed amendments from Buyer within such five business day period, Seller shall be entitled to enter into the Proposed Agreement. Seller acknowledges and agrees that each successive material modification of any Takeover Proposal shall constitute a new Takeover Proposal for purposes of the requirement of this Subsection 6.4(c) to initiate an additional five business day notice period.

(e) Seller shall ensure that the officers, directors and employees of Seller and its Subsidiaries and any investment bankers or other advisors or representatives retained by Seller and its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section and Seller shall be responsible for any breach of this Section 6.4 by such officers, directors, employees, investment bankers, advisors or representatives.

(f) The terms of this Section 6.4 shall not prohibit Seller from taking any action necessary in order to comply with National Instrument 51-102 – Continuous Disclosure Obligations, provided that neither Seller nor its board of directors shall, except as permitted by this Agreement, propose to withdraw, amend, change or modify its recommendation that Seller Shareholders approve the transactions contemplated by this Agreement, or to approve or recommend, or propose to publicly approve or recommend, a Takeover Proposal.

6.5 Access to Information; Investigation. Subject to the terms of the Confidentiality Agreement by and between Buyer and Seller dated July 21, 2005 (the “Confidentiality Agreement”), Seller shall, and shall cause each other member of the Seller Group to, afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the properties, assets, records, Contracts and other documents Related to the Business, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Seller Group for the purpose of making such investigation of the Business as Buyer shall desire to make. Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Business and copies of any working papers relating thereto as Buyer may reasonably request.

6.6 Confidentiality. From and after the Closing Date, Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business or the Purchased Assets, except to the extent that Seller can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective Representatives or (b) is lawfully acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller shall enforce for the benefit of Buyer all confidentiality, assignment of inventions and similar agreements between any member of the Seller Group and any other Person relating to the Purchased Assets that are not Assigned Contracts.

6.7 Notification of Certain Matters. Seller shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business, or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, or (b) the failure of any condition precedent to Buyer’s obligations hereunder; provided, however, (i) the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to Buyer, and (ii) disclosure by Seller shall not be deemed to amend or supplement the Seller Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.8 Restrictive Covenants.

(a) Seller covenants that, commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Noncompetition Period”), Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit Seller’s or any such Affiliate’s name to be used in connection with, any business in Canada, the United States, China, the European Union or Mexico which is engaged, either directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing any services which are competitive with products or equipment manufactured, marketed, sold or under development by, or services provided by, the Business (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout Canada, the United States, China, the European Union and Mexico and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.8(b)) are therefore not appropriate.

(b) Seller covenants that during the Noncompetition Period, Seller shall not, and it shall cause its Affiliates not to, hire or solicit the employment or engagement of the services of any person who is offered employment by Buyer pursuant to Section 7.4.

(c) Seller acknowledges that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. Seller acknowledges that any violation of this Section 6.8 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which Seller or any of its Affiliates is in breach of Seller’s obligations under this Section 6.8.

(d) In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.8 and each provision thereof are severable and distinct covenants and provisions.

6.9 Insurance. Seller shall maintain each insurance policy and fidelity bond which covers the Business, the Purchased Assets or any member of the Seller Group with respect to the Business (the “Policies”) and cause each Policy to be amended to name Buyer as an additional insured and loss payee . Effective upon the Closing, Seller appoints Buyer as its true and lawful attorney-in-fact, in the name of Seller and any other relevant member of the Seller Group, but on behalf of Buyer, to pursue and enforce any and all rights of Seller or any other member of the Seller Group under the Policies with respect to any occurrence, claim or loss with respect to the Business or any Purchased Asset or Assumed Liability to the extent attributable to events that occurred prior to the Closing. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable. Notwithstanding the foregoing, no such insurance shall affect any indemnification obligation provided in this Agreement.

6.10 Update of Excluded Inventory. Not later than five (5) days before the Closing Date, the Seller should prepare and deliver to the Buyer a list of the Inventory and the Excluded Inventory as of the Closing. Subject to the approval of the Buyer, which shall not be unreasonably withheld, the Excluded Inventory set forth in such disclosure shall be deemed to have updated Schedule 1.3. Seller agrees that the determination of Inventory and Excluded Inventory on such disclosure shall reflect quantities of Inventory that are reasonable and adequate for the operation of the Business as presently conducted at Closing and as would be necessary for the continued operation of the Business in the ordinary course of business following the Closing.

6.11 Tax Identification. Not later than five (5) days before the Closing Date Seller will provide to Buyer, the registration numbers of each applicable member of the Seller Group that is registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division 1 of Chapter VIII of Title 1 of the Quebec Sales Tax Act with respect to the Quebec sales tax.

ARTICLE VII

COVENANTS OF BUYER AND SELLER

7.1 Regulatory Approvals.

(a) Buyer and Seller shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall provide assistance, and promptly furnish information, to the other party necessary in connection with the fulfillment of any requirements of any Governmental Entity for the consummation of the transactions contemplated by this Agreement, including with respect to filings or submissions with FDA Authorities.

(b) Seller shall assist Buyer in identifying the Authorizations required by Buyer to operate and conduct the Business from and after the Closing Date and will either transfer current Business Authorizations of the Seller Group to Buyer or assist Buyer in obtaining new Authorizations.

7.2 Public Announcements. Neither Buyer nor Seller shall, and will cause their Affiliates not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided, however, that Buyer or Seller (or if applicable their Affiliates) may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with the NNM or Toronto Stock Exchange or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

7.3 Use of Names. Seller agrees that, for a period of 12 months after the Closing Date, Buyer may continue to distribute products with labeling and product literature that uses Retained Names to the extent that such product literature and labeling exists on the Closing Date. In no event shall Buyer use any Retained Names after the Closing in any manner or for any purpose different from the use of such Retained Names by the Seller Group during the 180-day period preceding the Closing Date.

7.4 Employees.

(a) Prior to the Closing, Buyer shall offer employment to those Business Employees designated by Buyer (the “Designated Employees”) in writing (the “Designated Employees Notice”), such employment to be contingent upon and effective immediately following the Closing. Unless otherwise required under applicable Law, each such offer shall in the case of Canadian Business Employees (i) be for either full-time or part-time employment, consistent with and of a substantially similar nature to such Business Employee’s employment with Seller as of the date hereof, and, (ii) except with respect to the individual listed in the Designated Employee Notice, with a base salary and package of benefits substantially similar to that of such employee with Seller and credit for equivalent length of service.

(b) Buyer shall provide Seller with a sample of the general form of offer letter to be provided to Designated Employees at least 2 Business Days prior to Buyer extending an offer to the Designated Employees; provided, that Buyer shall not be required to disclose any individual salaries or other personal employment information of any Designated Employee. Seller shall not attempt in any way to discourage the Designated Employees from accepting the offer of employment made by Buyer. The Business Employees who accept Buyer’s offer of employment and commence employment with Buyer shall be referred to, collectively, as “Transferred Employees.” Seller shall terminate the employment of any United States Transferred Employees with the Seller Group effective immediately prior to the Closing.

(c) Any and all Liabilities (including in respect of any severance, separation, deferred compensation or similar benefits or any workers compensation claims, whether under contract, statute, common law or otherwise) relating to or arising out of the employment, or cessation of employment, of any Business Employee (whether or not a Transferred Employee) on or prior to the close of business on the Closing Date, or as a result of the transactions contemplated by this Agreement (including any Business Employee who is not offered employment by Buyer pursuant to Section 7.4(a) or any Designated Employee who rejects Buyer’s offer of employment), shall be the sole responsibility of Seller. Any and all Liabilities (including, in respect of any severance, separation, deferred compensation or similar benefits or any workers’ compensation claims, whether under contract, statute, common law or otherwise) relating to or arising out of the employment, or cessation of employment, of any Transferred Employee arising in respect of the Business after the Closing Date shall be the sole responsibility of Buyer. Except as expressly set forth in this Section 7.4 with respect to Transferred Employees, Buyer shall have no obligation with respect to any Business Employee or any other employee of the Seller Group.

(d) From and after the Closing Date, Buyer shall offer to Transferred Employees such benefit plans and arrangements as it deems appropriate in its sole discretion and shall not be deemed to have assumed any Liability under any of the Seller Group Benefit Plan. All Transferred Employees shall cease to participate in and accrue benefits under the Seller Group Benefit Plans on the Closing Date provided that, notwithstanding any other provision of this Agreement, if any such person suffers a disability after the Closing Date and such disability would be considered under the terms of the Seller Group Benefit Plans and/or under the insurance policies through which the benefits under the Seller Group Benefit Plans are provided, in either case as they read on the Closing Date, to be a recurrence of a disability that occurred on or prior to the Closing Date, then the Seller shall make, or cause to be made from the Seller Group Benefit Plans or such policies, disability payments to such person in relation to such recurring disability. All Transferred Employees who are participants in a Seller Group Benefit Plan that is an employee pension benefit plan shall retain their accrued benefits under such plans as of the Closing Date, and Seller shall retain Liability for the payment of benefits as and when such Transferred Employees become eligible therefor under such plans. All Transferred Employees shall become fully vested in their accrued benefits under Seller’s pension benefit plans as of the Closing Date.

(e) Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 7.4. Nothing in this Agreement shall limit the right of Buyer to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or her employment in any manner.

7.5 Taxes.

(a) Each Party shall pay direct to the appropriate Governmental Entity all sales and transfer taxes, registration charges and transfer fees, other than the goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) and any similar value-added or multi-staged tax imposed under any applicable provincial or territorial legislation, payable by it in respect of the purchase and sale of the Purchased Assets under this Agreement and, upon the reasonable request of a Party, the requested Party shall furnish proof of such payment.

(b) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(c) Buyer and the Seller shall jointly elect, under subsection 167(1) of Part IX of the Excise Tax Act (Canada), section 75 of the Quebec Sales Tax Act, and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. Buyer and each member of the Seller Group shall make such election(s) in prescribed form containing prescribed information and Buyer shall file such election(s) in compliance with the requirements of the applicable legislation.

(d) In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, Buyer and the Seller shall make and file, in a timely manner, a joint election(s) to have the rules in section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Accounts Receivable and shall designate therein that portion of the Purchase Price allocated to the Accounts Receivable in accordance with the procedures set out in Section 2.7 of this Agreement as the consideration paid by Buyer to the Seller.

(e) Buyer and Seller agree that Buyer shall have the right to withhold any amount of the Purchase Price required by applicable Tax Law.

7.6 Commercial Reagent Business. Buyer recognizes that after the Closing the Seller intends to continue to operate a Commercial Reagents Business comprised of the manufacture of antibodies and proteins (components) consisting of Retained Reagents or

Reagents developed or manufactured by Seller after the Closing Date, and the sale of such components to third parties for research or commercial production of products that incorporate such components as part of another product; provided, for the avoidance of doubt, that such activities are in compliance with the other terms of this Agreement and that nothing herein grants Seller any rights in or to the Seller IP or the Business transferred to Buyer pursuant to this Agreement.

7.7 Discharge of Business Obligations After Closing.

(a) From and after the Closing, if any member of the Seller Group or any of their respective Affiliates receives or collects any funds relating to any Accounts Receivable or other Purchased Asset, such Person shall remit such funds to Buyer within five Business Days after its receipt thereof and in the meantime shall hold such funds in trust for Buyer and shall segregate them from its own assets. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to the relevant member of the Seller Group within five Business Days after its receipt thereof and in the meantime shall hold such funds in trust for Buyer and shall segregate them from its own assets.

(b) Effective upon the Closing, Seller appoints, and shall cause each other member of the Seller Group to appoint, Buyer as its true and lawful attorney-in-fact to demand and receive all Accounts Receivable, and endorse without recourse the name of any member of the Seller Group on any check or any other evidences of indebtedness received by Buyer, on account of the Business or the Purchased Assets. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

7.8 Access to Books and Records. Each of Seller and Buyer shall preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, Seller shall provide Buyer with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of Seller’s Group and (ii) the books of account and records of such members of Seller’s Group, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and Buyer and its representatives shall have the right to make copies of such books and records at their sole cost.

7.9 Further Assurances. Buyer and Seller shall, and Seller shall cause the other members of the Seller Group to, execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby.

7.10 Registration of Stock Consideration.

(a) Parent shall prepare and use its best efforts to file with the SEC, within 10 days of the Closing Date, a registration statement on Form S-3 (the

“Registration Statement”) covering the resale of the Stock Consideration (the “Registrable Shares”) and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable; provided, that, Seller shall provide all such information and materials to Parent as may be required in connection with the Registration Statement in order to permit Parent to comply with all applicable SEC requirements. Such provision of information is a condition precedent to the obligations of Parent pursuant to this Section 7.10. The Registration Statement will comply in all material respects with 1933 Act. The Registration Statement shall not at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances in which they were made not misleading, except that no representation is made by Parent with respect to any statements therein based on information supplied by Seller in writing to Parent specifically for inclusion therein.

(b) Buyer shall use its reasonable efforts to cause the Registration Statement to remain continually effective until the earlier to occur of (i) the date on which all Registrable Shares covered by the Registration Statement have been sold to the public and (ii) the date that the Registrable Shares may be sold either pursuant to (x) Rule 144 (k) or (y) in their entirety in a single transaction pursuant to Rule 144. Buyer shall not be obligated to effect the Registration Statement, or to file any amendment or supplement thereto, and may suspend the rights to make sales pursuant to an effective Registration Statement, at any time when Buyer, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would (i) materially and adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals related thereto or (ii) otherwise could significantly and adversely impact Buyer or its stockholders.

(c) The information to be supplied by or on behalf of the Seller in writing to Parent specifically for inclusion or incorporation by reference in the Registration Statement to be filed by the Parent shall not at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time after the Registration Statement has become effective, any fact or event relating to the Seller or any of its Affiliates is discovered by the Seller or occurs which should be set forth in an amendment or supplement to the Registration Statement or prospectus included therein, the Seller shall promptly inform the Parent of such fact or event.

7.11 Transfers of Stock Consideration. The Seller understands and agrees unless and until the Registration Statement shall have been filed and become effective the Stock Consideration shall be restricted stock and that any transfer of the Stock Consideration must be to an accredited investor as such term is defined in Rule 501 under the 1933 Act or pursuant to another applicable exemption from the registration requirements under the 1933 Act and must agree to be bound by any provisions or restrictions to which the Stock Consideration is subject.

7.12 Listing of Additional Shares. Parent shall cause all shares of Parent Common Stock issuable as the Stock Consideration to be listed on the NNM concurrently with the Closing.

7.13 Stock Consideration Adjustment.

(a) If (A) the Registration Statement is not declared effective by the earlier of the date which (x) is 15 days after the filing the Registration Statement with the SEC or (y) is 25 days after Closing and (B) Seller sells any shares of Stock Consideration (such shares referred to as “Shares”) through the NNM in reliance on the Registration Statement during the 30 day period following the date the Registration Statement is declared effective (which period shall be extended by the number of days of any suspension of sales pursuant to the Registration Statement by Parent) (the “Sale Period”), then Buyer or Seller, as the case may be, shall pay the other party in cash with respect to the sale of any Share as follows:

(i) if the price at which such Share is sold by the Seller is greater than 105% of the Closing Price, but equal or less than 125% of the Closing Price, then Seller shall pay the Buyer the difference between the sale price of such Share (without regard to commissions and expenses) and the Closing Price;

(ii) if the price at which such Share is sold by the Seller is greater than 125% of the Closing Price, then Seller shall pay Buyer with respect to such Share an amount equal to 25% of the Closing Price;

(iii) if the price at which such Share is sold by the Seller is less than 95% of the Closing Price, but equal or greater than 75% of the Closing Price, then Buyer shall pay Seller the difference between the Closing Price and the sale price of such Share (without regard to commissions, expenses or taxes); and

(iv) if the price at which such Share is sold by the Seller is less than 75% of the Closing Price, then Buyer shall pay Seller with respect to such Share an amount equal to 25% of the Closing Price.

(b) Within 30 days of the expiration of the Sale Period, Seller shall provide Buyer with written notice disclosing all sales of Shares during the Sale Period, which notice shall include the date of each sale, its sale price per Share and copies of brokerage account statements which report the sale of such Shares (the “Sale Notice”). Within 15 days following the receipt of the Sale Notice, Buyer or Seller, as applicable, shall make payment of any amount due under this Agreement by wire transfer of immediately available funds to an account designated by the other party. Under no circumstance shall either Buyer or Seller have an obligation to pay pursuant to this Section 7.13 an aggregate amount greater than $837,500. All sales of Shares during the Sale Period shall be sold at the market’s then current best displayed price (i.e., a market order).

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions:

(a) The representations and warranties of the members of the Seller Group set forth in this Agreement and the Ancillary Agreements that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Seller shall have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c) Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller by the President of Seller to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied (the “Seller Closing Certificate”).

(d) There shall have been no material adverse change in the Purchased Assets or the condition (financial or otherwise), operations, or results of operations of the Business.

(e) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) restrain or prohibit or otherwise adversely affect Buyer’s ownership or operation (or that of its Affiliates) of all or any material portion of the Business or Purchased Assets, or compel Buyer or any of its Affiliates to dispose of or hold separate all or any material portion of the Business or Purchased Assets or the business and assets of Buyer and its Affiliates. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, and no Order shall be in effect, which has any of the effects set forth in clauses (i) and (ii).

(f) Seller shall have obtained the Consent listed in Schedule 8.1(f) and shall have provided evidence of each such Consent in form and substance satisfactory to Buyer.

(g) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement (other than the approval of the FDA Authorities for the relocation of the Business’s manufacturing facilities) and all Authorizations that are necessary for the conduct by Buyer of the Business substantially as conducted by the Seller Group on the date of this Agreement shall have been obtained or made and shall be in full force.

(h) The Required Seller Vote shall have been obtained.

(i) Seller shall have delivered to Buyer all agreements and other documents required to be delivered by Seller to Buyer pursuant to Section 3.2.

(j) (i) The Key Employees, (ii) at least 70% of the Designated Employees deemed to be management on the Designated Employee Notice and (iii) at least 60% of the Designated Employees who are not Key Employees or deemed to be management on the Designated Employee Notice shall have accepted Buyer’s employment offers.

(k) Buyer shall have renewed the Business Authorizations listed in Schedule 4.7(a) and 4.7(c) of the Seller Disclosure Letter.

(l) The study agreed upon by Buyer and Seller shall have yielded satisfactory results in the manner discussed by Buyer and Seller prior to and on the date hereof.

(m) Seller shall have delivered certificates of status from the appropriate authorities in the jurisdiction of formation for each member of the Seller Group to the extent available.

(n) Seller shall have duly assigned, or caused to be duly assigned to Buyer or one of its Affiliates, as designated by Buyer, (i) all of the Seller’s and its Affiliates’ rights, title and interest (including any license or other rights to use or exploit) US patent 5,240,862 and all other Membrane patents held by Primecare BV. Seller confirms that upon such assignment Buyer will have all of the rights necessary for Buyer to operate the membranes business as presently conducted and as would be necessary for the continued operation of the membrane business in the ordinary course of business following the Closing and to use the membranes in cardiovascular products.

(o) Seller shall have duly assigned the Patent Rights Agreement (as defined in Schedule 4.13(a)(i) of the Seller Disclosure Letter) or unencumbered indirect ownership of the Patent Rights Agreement.

8.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following conditions:

(a) The representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Buyer shall have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c) Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by the President of Buyer to the effect that the conditions set forth in Section 8.2(a) and 8.2(b) have been satisfied (the “Buyer Closing Certificate”).

(d) No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements and no Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, and no Order shall be in effect, which has such an effect.

(e) The shares of Neptune Common Stock issuable as the Stock Consideration shall have been approved for listing on the NNM, subject to notice of issuance.

(f) The Required Seller Vote shall have been obtained.

(g) Buyer shall have delivered to Seller all agreements and other documents required to be delivered by Buyer to Seller pursuant to Section 3.3.

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Buyer or Seller, if the Closing does not occur on or before March 15, 2006; provided that the right to so terminate this Agreement shall not be available to any party whose breach of a representation, warranty, covenant under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(iii) by Buyer, if there has been a breach by Seller of any representation, warranty, or covenant contained in this Agreement or the Seller Disclosure Letter, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 8.1(a) or 8.1(b) would not be satisfied;

(iv) by Buyer, if the Required Seller Vote shall not have been obtained at the Seller Meeting;

(v) by Seller, if there has been a breach by Buyer of any representation, warranty, or covenant contained in this Agreement or Buyer Disclosure Letter, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied;

(vi) by Seller, if (a) Seller is not in breach of its obligations under Section 6.4 hereof, (b) the board of directors of Seller has authorized Seller to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and (c) Seller prior to such termination pays the Buyer in immediately available funds any fees required to be paid pursuant to Section 9.3.

(b) The party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv), (v) or (vi) shall give written notice of such termination to the other party hereto.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, the provisions of Section 7.2 (Public Announcements) and Section 9.3 (Remedies) and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3 Expenses and Fee.

(a) In the event (i) Seller terminates this Agreement pursuant to Section 9.1(a)(vi) or (ii) Buyer terminates pursuant to Section 9.1(a)(iv) and at or prior to such termination a Takeover Proposal shall have been announced, commenced or otherwise become publicly known or any person shall have publicly announced an intention to make a Takeover Proposal, then Seller shall pay to Parent an amount equal to the lesser of (i) Cdn $180,000 or (ii) Cdn $450,000 less the payment to be made by Seller pursuant to Section 9.3(b) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in advance by Buyer. The Termination Fee shall be payable at the time of termination.

(b) In the event (i) Seller terminates this Agreement pursuant to Section 9.1(a)(vi) or (ii) Buyer terminates pursuant to Section 9.1(a)(iv), then the Seller shall pay to Buyer or otherwise reimburse Buyer and its Affiliates for all charges and expenses (including attorneys fees and expenses) incurred by Buyer and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement by wire transfer to an account designated in advance by Buyer. Any payment made pursuant to this Section 9.3(b) shall be payable at the time of termination and is in addition to any payment under Section 9.3(a). Notwithstanding the foregoing, the amount paid pursuant to this Section 9.3(b) shall not exceed Cdn $450,000.

9.4 Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) All representations and warranties contained in this Agreement, the Ancillary Agreements, or any other document delivered pursuant to this Agreement or the Ancillary Agreements, shall survive the Closing for a period of two years; except with respect to (i) (A) representations and warranties of Seller contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.10(b) (Title to Properties), 4.22 (Brokers or Finders), (B) representations and warranties of Buyer contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.6 (Brokers or Finders) and (C) claims based on fraud, all of which shall survive the Closing indefinitely; and (ii) representations and warranties of Seller contained in Sections 4.8 (Taxes), 4.12 (Intellectual Property), and 4.14 (Sufficiency of Purchased Assets), which shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The period for which a representation or warranty survives the Closing is referred to herein as the “Applicable Survival Period.”

(b) In the event notice of claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.

10.2 Indemnification by Seller.

(a) Seller shall indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, liabilities, damages, claims (including third party claims), settlement obligations, demands, suits, causes of action, assessments, charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Agreement) (collectively, “Losses”) imposed, resulting from, arising out of, or incurred or suffered by any Buyer Indemnitee in connection with, as a consequence of, or otherwise with respect to:

(i) the failure of any representation and warranty of Seller, contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Letter or any other document furnished in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any assertion or claim that the Business as it was conducted prior to Closing conflicted with, infringed, diluted, misappropriated or otherwise unlawfully used or violated the Intellectual Property Rights of any other Person (including IDx, Inc.);

(iii) any breach of any covenant or obligation of Seller contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Letter or any other document furnished in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

(iv) any Excluded Liability regardless of whether asserted, discovered or established before or after Closing and whether or not the Seller Disclosure Letter discloses any such Excluded Liability;

(v) any fees, expenses or other payments incurred or owed by any member of the Seller Group to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

(vi) fraudulent transfer Laws or the failure to comply with any bulk sales or similar Laws.

(b) Seller shall not be liable for any (i) Losses pursuant to Section 10.2(a)(i) (“Buyer Warranty Losses”) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds C$250,000 in which event Seller shall be liable for all Buyer Warranty Losses from the first dollar, and (ii) Buyer Warranty Losses or Losses pursuant to Section 10.2(a)(ii) or (iii) in excess of an amount equal, in the aggregate, to C$5,000,000.

(c) Except as provided in this Article X, the indemnities provided in Section 10.2 shall constitute the only remedy of Buyer against Seller in the event of any breach of a representation, warranty, covenant or agreement of such party contained in this Agreement or any Ancillary Agreement; provided, however, nothing contained in this Section 10.2 shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, (i) based on (A) fraud or a willful misrepresentation or willful breach (B) Sections 6.6, 6.8 or 7.4; or (ii) in respect of any right to seek specific enforcement, injunction or other similar equitable relief; or (iii) in respect of any of Buyer’s rights under Article IX.

(d) In the event of a claim pursuant to Section 10.2(a)(ii), the Seller and Buyer recognize that the ability to settle the underlying claim, action or assertion giving rise to such indemnity claim would likely be enhanced by the cooperation of Seller and Buyer in seeking to address such underlying claim. In the event of a claim pursuant to Section 10.2(a)(ii), the Buyer and Seller therefore agree to discuss and seek to coordinate joint approaches for responding to such third party claims, including the participation in settlement discussions and where appropriate presentation of joint settlement proposals.

10.3 Indemnification by Buyer.

(a) Buyer shall indemnify and defend Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty of Buyer contained in this Agreement, the Ancillary Agreements or any other document furnished to Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or obligations of Seller contained in this Agreement, the Ancillary Agreements or any other document furnished to Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

(iii) any failure to perform when due the Assumed Liabilities.

(b) Buyer shall not be liable for any (i) Losses pursuant to 10.3(a)(i) (“Seller Warranty Losses”) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnitees exceeds C$250,000 in which event Seller shall be liable for all Seller Warranty Losses from the first dollar, and (ii) Losses pursuant to 10.3(a) in excess of an amount equal, in the aggregate, to the Stock Consideration.

(c) Except as provided in this Article X, the indemnities provided in Section 10.3 shall constitute the only remedy of Seller against Buyer in the event of any breach of a representation, warranty, covenant or agreement of such party contained in this Agreement or any Ancillary Agreement; provided, however, nothing contained in this Section 10.3 shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, (i) based on fraud or a willful misrepresentation or willful breach, or (ii) in respect of any right to seek specific enforcement, injunction or other similar equitable relief; or (iii) in respect of any of Seller’s rights under Article IX.

10.4 Indemnification Procedures for Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b) Subject to the further provisions of this Section 10.4, the Indemnitor will have 10 Business Days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation or dispute resolution proceeding resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c) The Indemnitor will not be entitled to assume the Third Party Defense if:

(i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii) the Third Party Claim relates to or arises in connection with any the Taxes, the Seller IP, or an action against an Indemnitee’s officers, directors or employees;

(iv) the Third Party Claim involves a material customer or supplier of the Business;

(v) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;

(vi) the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim;

(vii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement; or

(viii) the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article X.

(d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond or other satisfactory security to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e) If the Indemnitor assumes a Third Party Defense, it will take all reasonable steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim. The Indemnitor will not consent to the entry of any judgment or award or enter into any settlement except with the written consent of the Indemnitee to which the Indemnitor is obligated to furnish indemnification pursuant to this Agreement; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or award or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the

Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or award or settlement.

(f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall act reasonably in the conduct of the Third Party Defense but in any event shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or award or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment or award consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 11.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article X with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

10.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

10.6 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands.

10.7 Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, request, demand, waiver, consent, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications shall be addressed to the address set forth on the signature page hereto, or to such other address or to the attention of such Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver shall be applicable except in the specific instance for which it was given and no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3 Expenses. Except as set forth in Section 9.3, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated thereby, whether or not the transactions contemplated by this Agreement are consummated. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

11.4 Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign any or all of its rights, interests and obligations, from time to time, to one or more of its Affiliates or to a transferee that acquires Buyer or that acquires substantially all of the assets of Buyer.

11.5 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario, Canada.

11.6 Consent to Jurisdiction. Each Party irrevocably submits to the non-exclusive jurisdiction of (a) the United States District Court for the Southern District of California and courts of Ontario situated in Toronto, Ontario, Canada, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address for notices shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.8 Counterparts. This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures.

11.9 Third Party Beneficiaries. No provision of this Agreement or any Ancillary Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections.

11.10 Entire Agreement. This Agreement, the Ancillary Agreements and the other documents, instruments and agreements specifically referred to herein or therein, or delivered pursuant hereto or thereto, set forth the entire understanding of the parties with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.14 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SPECTRAL DIAGNOSTICS INC.

By:
Name:
Title:

By:
Name:
Title:

Address for notices:

135-2 The West Mall
Toronto, Ontario M9C 1C2
Canada
Attn: Chief Financial Officer
Facsimile: (416) 626-2739

With a required copy to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9
Canada
Attn: Alison J. Youngman, Esq.
Facsimile: (416) 947-0866

[Signature Page to Asset Purchse Agreement]

SYNX PHARMA, INC.

By:
Name:
Title:

Address for notices:

10398 Pacific Center Court
San Diego, CA 92121
U.S.A.
Attn: Secretary
Facsimile: (858) 858.410.4949

NANOGEN, INC.

By:
Name:
Title:

Address for notices:

10398 Pacific Center Court
San Diego, CA 92121
U.S.A.
Attn: General Counsel
Facsimile: (858) 858.410.4949

In each case with a required copy to:

Morgan, Lewis & Bockius LLP
One Market, Spear Street Tower
San Francisco, CA 94105
U.S.A.
Attn: Scott Karchmer, Esq.
Facsimile: (415 442-1001)

[Signature Page to Asset Purchse Agreement]